EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

DATED NOVEMBER 3, 2014

This Amendment to Employment Agreement is further amending the Employment Agreement that was entered into and signed on February 18, 2003 by and between Century Casinos, Inc. (“Employer”), a Delaware corporation, and Dr. Erwin Haitzmann (“Employee”), an Austrian citizen, as follows:

A)Section 1., Term of Agreement, currently reads:

“The term of this Agreement shall commence on the 18th day of February, 2003, and shall continue until December 31, 2008 (has been amended to 2009 and further amended to 2014) and shall be automatically renewed for additional, successive periods of five (5) years each thereafter, unless sooner terminated in accordance with the provisions of Paragraph 5.”

Now, with this Amendment to Employment Agreement, Section 1., Term of the Agreement, shall read as follows:

“The term of this Agreement shall continue until December 31, 2019 and shall be automatically renewed for additional, successive periods of five (5) years each thereafter, unless sooner terminated in accordance with the provisions of Paragraph 5.”

B)Resolutions of Compensation Committee:

All terms and conditions of all resolutions of the Compensation Committee of Century Casinos, Inc. that refer to the Employment Agreement between Employer and Employee are deemed to be incorporated into this Amendment to Employment Agreement.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Amendment to Employment Agreement as of the day and year first above written.

EMPLOYER (Century Casinos Europe GmbH, as amended)

/s/ Andreas Terler

DI Andreas Terler, Geschaftsfuhrer

EMPLOYEE

/s/ Erwin Haitzmann

Dr. Erwin Haitzmann

FOR CENTURY CASINOS, INC.’S COMPENSATION COMMITTEE

/s/ Dinah Corbaci

Dr. Dinah Corbaci

/s/ Gottfried Schellmann

Mag. Gottfried Schellmann